Exhibit 99.1

Contact: Leah Stearns

Director, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION COMPLETES MERGER

AND COMMENCES OPERATIONS AS A REIT

BOSTON, MASSACHUSETTS – January 3, 2012 – American Tower Corporation (NYSE:AMT) today announced the completion of the merger of American Tower Corporation (the “Company”) with and into American Tower REIT, Inc., a wholly owned subsidiary of the Company. The merger was the final step in the Company’s plan to reorganize its business operations so that it can elect to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes for the taxable year commencing January 1, 2012. The merger was effective as of 11:59 p.m., Eastern Time, on December 31, 2011.

As a result, the Company began operating as a REIT beginning January 1, 2012 and the stockholders of the Company automatically became stockholders of American Tower REIT, Inc., which was renamed “American Tower Corporation” as of the effective time of the merger. Shares of the Company’s common stock will continue to trade on the New York Stock Exchange under American Tower’s current symbol, “AMT.”

About American Tower Corporation

American Tower Corporation is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower Corporation currently owns and operates approximately 40,000 communications sites in the United States, Brazil, Chile, Colombia, India, Ghana, Mexico, Peru, and South Africa. For more information about American Tower Corporation, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning American Tower Corporation’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding the ability to qualify or continue to qualify as a REIT. Actual results may differ materially from those indicated in American Tower Corporation’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-Q for the quarter ended September 30, 2011 under the caption “Risk Factors.” American Tower Corporation undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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